Exhibit 99.1

P R E S S    R E L E A S E

Autoliv Releasing Reserves; Tax Audit Resolved

(Stockholm, June 7, 2011) — Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb) announced today that the audit of its U.S. 2003-2005 tax returns has been concluded without any material changes in such returns. Together with developments in other proceedings, this will allow Autoliv to release approximately $24 million of its tax reserves.

As disclosed in Autoliv’s discussion of its 2003-2005 tax returns in previous SEC filings, the United States Internal Revenue Service’s Appeals Office, consistent with Autoliv’s position, concluded that the IRS audit team’s proposed adjustments relating to alleged incorrect transfer pricing should be withdrawn. The implementation of that decision has been awaiting the completion of a review by the Joint Committee on Taxation of the U.S. Congress. The Company has been notified by the IRS that the Committee has cleared the Appeals Office resolution of Autoliv’s 2003-2005 tax returns, and the Company has now completed the formalities required to close the IRS audit.

As a result of the conclusion of this tax audit and other proceedings, the Company will release approximately $24 million of its reserves in the second quarter. This discrete, one-time, non-cash item in the income statement is currently expected to increase earnings per share in the second quarter by approximately 26 cents, assuming dilution. Additionally, Autoliv’s working capital will be increased accordingly.

Inquiries:

Jan Carlson, President and CEO, Autoliv Inc.	Tel +46-8-587 20 600
Mats Wallin, Vice President Finance and CFO, Autoliv Inc.	Tel +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with 46,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 grew to by 40% to nearly US $7.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 24 44 93	Tel +1 248 475 0427, Fax +1 801 625 6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com